                                                                       EXHIBIT 4


                                                                   BALT: 11389/4
                                                                 9/30/97, 2:26pm



THESE SECURITIES HAVE BEEN ISSUED PURSUANT TO EXEMPTIONS FOR NONPUBLIC OFFERINGS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, AND, ACCORDINGLY, THESE SECURITIES MAY NOT BE RESOLD OR OTHERWISE DISPOSED OF UNLESS, IN THE OPINION OF COUNSEL FOR OR REASONABLY SATISFACTORY TO THE ISSUER, REGISTRATION UNDER THE APPLICABLE FEDERAL OR STATE SECURITIES LAWS IS NOT REQUIRED OR COMPLIANCE IS MADE WITH SUCH REGISTRATION REQUIREMENTS. THIS LEGEND SHALL BE ENDORSED UPON ANY WARRANT ISSUED IN EXCHANGE FOR THIS WARRANT.

              CLASS II WARRANT TO PURCHASE UP TO 290,424 SHARES OF
                   COMMON STOCK, PAR VALUE $.01 PER SHARE, OF

                           SIGHT RESOURCE CORPORATION



No.:___                                                   ____________ __, 1997

THIS CERTIFIES THAT, __________________________ ("Holder"), for value received, or its registered assigns, is entitled to purchase, on the terms and subject to the conditions hereinafter set forth, from Sight Resource Corporation, a Delaware corporation (the "Company"), at any time, and from time to time, during the period beginning on the date hereof and ending on the fifth anniversary of the date hereof, that number of shares (the "Warrant Shares") of common stock, par value One Cent ($0.01) per share, of the Company (the "Common Stock"), as determined in accordance with the provisions of Section 2 hereof.

                 SECTION 1. EXERCISE PRICE. The exercise price per Warrant Share at which this Class II Warrant (the "Warrant") may be exercised shall be equal to Seven Dollars ($7.00) per share of Common Stock (the "Exercise Price"), as adjusted from time to time in accordance with the provisions of
Section 4.4 hereof.

                 SECTION 2. EXERCISE OF WARRANT.

                 2.1. Number of Warrant Shares for Which Warrant is Exercisable. The number of Warrants Shares for which this Warrant may be exercised at any time prior to its expiration shall be determined by (a) multiplying Two Hundred Ninety Thousand Four Hundred Twenty-Four (290,424) by the Exercise Price and (b) dividing the result by the reference price (the "Reference Price") initially equal to the Exercise Price or, in case an adjustment of the Reference Price has taken place pursuant to the provisions of
Section 4 of this Warrant, then by the Reference Price as last adjusted and in effect at the date of any partial or full exercise of this Warrant.

                 2.2.   Procedure for Exercise of Warrant.

                 (a) To exercise this Warrant in whole or in part, the Holder shall deliver to the Company, at its principal executive office (or such other office of the Company in the United States as the Company may designate by notice in writing to the Holder), (i) the Warrant Certificate attached hereto completed to specify the fraction of the Warrant which the Holder is electing to exercise, (ii) consideration in an amount equal to the aggregate Exercise Price of the Warrant Shares being purchased, consisting of (A) cash or a certified or official bank check, payable to the order of the Company, (B) cancellation by the Holder of indebtedness of the Company to the Holder, or (C) a combination of (A) and (B) above, and (iii) if this Warrant is being exercised in whole or the last fraction of this Warrant is being exercised, this Warrant.

                 (b) Notwithstanding any provisions herein to the contrary, if the fair market value of one share of Common Stock is greater than the Exercise Price for one share of Common Stock (at the date of calculation, as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares of Common Stock equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company, together with the properly endorsed Warrant Certificate, substantially in the form as attached hereto, in which event the Company shall issue to the Holder that number of shares of Common Stock computed using the following formula:

                               WS = WCS (FMV-EP)
                                    ------------
                                      FMV

WHERE:

WS               equals the number of Warrant Shares to be issued to the Holder

WCS equals the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)

FMV equals the fair market value of one share of Common Stock (at the date of such calculation)

EP equals the per share Exercise Price (as adjusted to the date of such calculation) of the Warrant

For purposes of the above calculation, the fair market value ("FMV") of one share of Common Stock shall be determined in accordance with the provisions of
Section 2.3 hereof. Notwithstanding the foregoing, where there exists a public market for the Common Stock at the time of such exercise, the FMV per share shall be equal to the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary or the average of the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq National Market System or on any exchange on which the Common Stock is listed, whichever is applicable, as published in The Wall Street Journal for the five (5) trading days prior to the date of determination of the FMV. Upon receipt of the Warrant Certificate, the Warrant, or both, as applicable, the Holder shall be deemed to be the holder of record of the Warrant Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such

Warrant Shares shall not then be actually delivered to the Holder, and the Company shall, as promptly as practicable, and in any event within five (5) business days thereafter, execute or cause to be executed and delivered to the Holder, or as the Holder may direct, a certificate or certificates representing the aggregate number of shares of Common Stock specified in said Warrant Certificate. Each stock certificate so delivered shall be in such denomination as may be requested by the Holder. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of said stock certificate or certificates, deliver to the Holder a certificate evidencing the fraction of this Warrant which remains exercisable. The Company shall pay all expenses, taxes and other charges payable in connection with the preparation, execution and delivery of stock certificates pursuant to this Section 2.2, except that, in case such stock certificates shall be registered in a name or names other than the name of the Holder, funds sufficient to pay all stock transfer taxes, which shall be payable upon the execution and delivery of such stock certificate or certificates, shall be paid by the Holder to the Company at the time of delivering this Warrant to the Company as mentioned above.

                 2.3 Fair Market Value. Except as set forth above, for determining the FMV of one share of Common Stock in connection with a "net exercise" pursuant to the provisions of Section 2.2 hereof, the following shall apply:

                             (a)           Agreement of the Company and the
Holder. If the Company and the Holder can agree in writing as to the FMV, such agreed value shall be the FMV. If no agreement on the FMV can be reached within five (5) days from the date of the exercise of this Warrant, then the FMV shall be determined pursuant to subsection (b) below.

                             (b)           Third Party Appraisal.  If the FMV
is not agreed upon as provided in subsection (a) above within the period therein stated, then five (5) days thereafter, an appraiser or appraisers shall be jointly selected by the Company and the Holder, and the determination of such jointly selected appraiser or appraisers as to the FMV shall be binding and conclusive upon all parties. If the Company and the Holder are unable to reach an agreement as to an appraiser, the provisions of subsection (c) below shall apply.

                             For purposes of this subsection (b), the FMV shall
take into account, among other things, earnings and book value of the Company, but shall not take into account any minority stockholder, marketability or other such discount.

                             (c)           Additional Appraiser.  If the
Company and the Holder do not agree upon the selection of an appraiser or appraisers, as provided in subsection (b) within the period therein stated, then, within three (3) days after the expiration of the five (5) day period provided for in subsection (b) above, each of the Company and the Holder shall deliver, by written notice to the other, a list of three appraisers and each of the Company and the Holder shall select one (1) appraiser from the list delivered by the other. In the event either party falls to deliver a list of appraisers or to select an appraiser from such list within said three (3) day period, the other party may select an appraiser from its list and such appraiser shall serve as the sole appraiser. Each of the appraisers so selected shall, within ten (10) days of being selected, determine the FMV. In the event the lower of the two (2) appraisals is at least ninety percent (90%) of the higher appraisal, then the FMV shall be equal to the average of the two
(2) appraisals. In the event that the lower of the two (2) appearances is less than ninety percent (90%) of the higher appraisal, then the two (2) appraisers shall appoint a third appraiser within three (3) days after the end of said ten
(10) day period, and such third appraiser shall, within ten (10) days of being selected, determine the FMV.

                             The FMV shall be equal to the average of (x) the
third appraisal and (y) whichever of the first two appraisals is closest in dollars to the third appraisal or equal to the third appraisal if such appraisal is mid-way between the first two appraisals. The determination of such appraiser shall be determinative of the FMV and shall be binding, final and conclusive on the Company and the Holder.

                             (d)            Costs of Appraisals.  The parties
shall share equally the entire cost of any appraisals hereunder.

                 2.4. Transfer Restriction Legend. This Warrant and each certificate for Warrant Shares initially issued upon exercise of this Warrant, unless at the time of exercise such Warrant Shares are registered under the Securities Act of 1933, as amended (the "Act"), shall bear the following legend (and any additional legend required by any securities exchange upon which such Warrant Shares may, at the time of such exercise, be listed and any applicable state securities administration or commission) on the face thereof

                 THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF SUCH LAWS, OR IF, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO SIGHT RESOURCE CORPORATION, AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

                 2.5. Acknowledgment of Continuing Obligation. The Company will, at the time of the exercise of this Warrant, in whole or in part, upon request of the Holder, acknowledge in writing its continuing obligation to the Holder in respect of any rights to which the Holder shall continue to be entitled after such exercise in accordance with this Warrant, provided, that the failure of the Holder to make any such request shall not affect the continuing obligation of the Company to the Holder in respect of such rights.

                 2.6. Investment Representation. The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and, upon exercise, the Warrant Shares, are being acquired solely for the Holder's own account and not as a nominee for any other party, and for investment and that the Holder will not offer, sell, transfer, assign or otherwise dispose of this Warrant or the Warrant Shares issued upon exercise hereof, unless registered under the Act and applicable state securities laws or pursuant to an opinion of counsel reasonably satisfactory to the Company that an exemption from registration under such laws is available. Upon exercise of this Warrant, the Holder shall, if requested by the Company, confirm, in writing, in a form reasonably satisfactory to the Company, that the Warrant Shares so purchased are being acquired solely for the Holder's own account and not as a nominee for any party for investment.

                 2.7. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current FMV of a share, determined in accordance with the provisions of Section 2.3 hereof.

                 2.8 Accredited Investor; Experience; Risk. The Holder is an accredited investor within the definition of Regulation D of the Act.
The Holder has such knowledge and experience in financial and business matters that its capable of evaluating the merits and risks of purchase of the Warrants and the Warrant Shares.

                 SECTION 3. OWNERSHIP, TRANSFER.

                 3.1. Ownership of this Warrant. The Company may deem and treat the person in whose name this Warrant is registered as the Holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer as provided in this Section 3.

                 3.2. Exchange, Transfer and Replacement. This Warrant is exchangeable upon the surrender hereof by the Holder to the Company at its office or agency for new Warrants of like tenor and date representing in the aggregate the right to purchase the number of Warrant Shares purchasable hereunder, each of such new Warrants to represent the portion of this Warrant exchanged as shall be designated by the Holder at the time of such surrender. Subject to the terms of this Warrant, this Warrant and all rights hereunder are transferable in whole or in part upon the books of the Company by the Holder in person or by duly authorized attorney, and a new Warrant shall be made and delivered by the Company, of the same tenor as this Warrant but registered in the name of the transferee, upon surrender of this Warrant duly endorsed at said office or agency of the Company. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor, in lieu of this Warrant. This Warrant shall be promptly canceled by the Company upon the surrender hereof in connection with any exchange, transfer or replacement. The Company shall pay all expenses, taxes (other than stock transfer taxes and income taxes) and other charges payable in connection with the preparation, execution and delivery of Warrant Shares pursuant to this
Section 3.

                 3.3. Restricted Transfer of Securities. The Holder agrees that, for a period of two (2) years commencing on the date of this Warrant (the "Restricted Period"), the securities issued or to be issued pursuant to this Warrant (collectively, the "Issued Securities"), may not be sold, assigned or otherwise transferred to a Restricted Person without the prior written consent of the Company. For purposes of this Section 3.3, "Restricted Person" means any Person engaged in or intending to be engaged in, either directly or indirectly (including, without limitation, through an Affiliate or in concert with another Person), any business in which the Company is operating on the date of the proposed sale, assignment or transfer of the Issued Securities. Following the Restricted Period, the Issued Securities may be sold, assigned or otherwise transferred without limitation if the average closing price for the Common Stock quoted on the Nasdaq National Market System (or on any exchange on which the Common Stock is then listed) for the thirty (30) trading days immediately prior to the last day of the Restricted Period (the "Benchmark Price") is equal to or less than $12.00 per share. If the Benchmark Price is greater than $12.00 per share, then the restrictions on the Issued Securities set forth in the first sentence of this
Section 3.3 shall continue after the Restricted Period. Notwithstanding anything contained in this Section to the contrary, the Holder may assign any or all of the Issued Securities to partners or Affiliates of the Holder or officers or directors of partners or Affiliates of the Holder without consent of the Company so long as such partner, Affiliate, officer or director agrees in writing to be bound by the terms of this Warrant.

     SECTION 4. ADJUSTMENT OF REFERENCE PRICE.

     4.1. Adjustment of Reference Price. If and whenever the Company shall issue or sell, or is, in accordance with Section 4.2(a) through 4.2(h) hereof, deemed to have issued or sold any Securities of the Company for no consideration or for a consideration per share less than the applicable Reference Price in effect immediately prior to the time of such issuance or sale (such issuance being referred to as a "Dilutive Issuance"), then, forthwith upon such issue or sale, the Reference Price shall be adjusted by multiplying the Reference Price in effect immediately prior to the Dilutive Issuance by the fraction:

                                      X+Y
                                      ---
                                      X+Z

WHERE:

X equals the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance;

Y equals the number of shares of Common Stock of the Company which the aggregate net consideration received by the Company in the Dilutive Issuance would have purchased at the Reference Price in effect immediately before the Dilutive Issuance; and

Z equals the number of shares of Common Stock of the Company issued or deemed issued in the Dilutive Issuance.

By way of illustration, but not limitation, of the foregoing, assume that (a) Eight Million Five Hundred Thousand (8,500,000) shares of Common Stock are issued and outstanding as of the date of the Dilutive Issuance, (b) the Reference Price is equal to Seven Dollars ($7.00). If the Company were to issue One Hundred Thousand (100,000) shares of Common Stock at a per share price of Five Dollars ($5.00), then the Reference Price and the number of Warrant Shares evidenced by this certificate would be adjusted as follows:

                 71,429 equals the number of shares of Common Stock which the aggregate net consideration received by the Company in the Dilutive Issuance would have purchased at the Reference Price in effect immediately before the Dilutive Issuance, calculated as follows: 100,000 shares x ($5.00 / $7.00) = 71,429 shares.

                 100,000 equals the number of shares of Common Stock issued or deemed issued in the Dilutive Issuance.

                 Therefore, the new Reference Price is equal to $6.976 calculated as follows: ($7.00) x [(8,500,000 + 71,429) / (8,500,000 + 100,000]
= $6.976.

For purposes of this Section 4.1, "Securities" means shares of Common Stock of the Company and any securities or other rights convertible or exchangeable into or exercisable for shares of Common Stock; provided, however, "Securities" shall not include (i) Common Stock issued or issuable upon conversion of the Convertible Preferred Stock issued to Purchaser; (ii) Common Stock issued or issuable upon exercise of the Warrants issued to Holder, (iii) securities issued by the Company as part of any public offering pursuant to an effective registration statement under the Securities Act; (iv) securities issued in connection with any stock split, stock dividend or recapitalization of the Company; (v) equity securities and options to purchase equity securities issued to management, directors or employees of or consultants to the Company pursuant to plans outstanding as of the date hereof; (vi) equity securities and options to purchase equity securities issued in accordance with additional stock option or similar plans approved by the Board or any class of stockholders, as required; (vii) securities issued in connection with any merger or acquisition by the Company; and (viii) Common Stock or other securities issued or issuable upon conversion of rights, options, warrants or convertible securities issued and outstanding prior to the date hereof.

                 4.2 For purposes of Section 4.1 hereof, the following Sections 4.2(a) through 4.2(h) shall also be applicable:

                             (a)    Issuance of Rights or Options.  In
case at any time after the date of this Warrant the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any Warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the effective price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible

Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Reference Price in effect immediately prior to such Dilutive Issuance, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such effective price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in Section 4.2(c) hereof, no adjustment of the Reference Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                          (b)     Issuance of Convertible Securities.  In case
after the date of this Warrant the Company shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the effective price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Reference Price in effect immediately prior to such Dilutive Issuance, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such effective price per share as of the date of the issuance or sale of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in Section 4.2(c) hereof, no adjustment of the Reference Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Reference Price have been or are to be made pursuant to other provisions of this Section 4.2, no further adjustment of the Reference Price shall be made by reason of such issuance or sale.

                          (c)     Change in Option Price or Conversion Rate.
Upon the happening of any of the following events, after the date of this Warrant, namely, if the purchase price provided for in any Option referred to in Section 4.2(a) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 4.2(a) or 4.2(b) hereof, or the rate at which Convertible Securities referred to in Section 4.2(a) or 4.2(b) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Reference Price at the time of such event shall forthwith be readjusted upward or downward to the Reference Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

                          (d)     Consideration for Stock.  In case any shares
of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the net fair value of such consideration as determined in good faith unanimously by the Board of Directors. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith unanimously by the Board.

                          (e)     Subdivision or Combination of Shares.  If the
Company, at any time while this Warrant is outstanding, shall subdivide or combine any class or classes of its Common Stock, the Reference Price shall be proportionately reduced, in case of subdivision of shares, to reflect the increase in the total number of shares of Common Stock outstanding as a result of such subdivision, as at the effective date of such subdivision, or shall be proportionately increased, in the case of combination of shares, to reflect the reduction in the total number of shares of Common Stock outstanding as a result of such combination, as at the effective date of such combination.

                          (f)     Stock Dividends.  If the Company, at any time
while this Warrant is outstanding, shall pay a dividend in, or make any other distribution of, Common Stock, the Reference Price shall be adjusted, (as at the date of such payment or other distribution), to that price determined by multiplying the Reference Price in effect immediately prior such payment or other distribution, by a fraction (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution (plus in the event that the Company paid cash for fractional shares, the number of additional shares which would have been outstanding had the Company issued fractional shares in connection with said dividends).

                          (g)     Treasury Shares.  The disposition of any
shares of Common Stock owned or held by or for the account of the Company shall be considered an issue or sale of Common Stock for the purpose of this Section 4.2.

                 4.3 Reorganization, Reclassification, Recapitalization Consolidation, Merger or Sale. If any capital reorganization, reclassification or recapitalization of the capital stock of the Company, or consolidation or merger of the Company, or sales of all or substantially all of its assets to another entity, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, recapitalization, consolidation, sale or merger, lawful and adequate provisions shall be made whereby each holder of Warrants shall thereupon have the right and option to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the Warrant Shares, such shares of stock, securities, cash or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Warrant Stock as would have been received upon exercise of the Warrants at the Reference Price then in effect immediately before such reorganization, reclassification, recapitalization, consolidation, sale or merger, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders to the end that the provisions hereof (including without limitation provisions for adjustments of the applicable Reference Price) shall thereafter be applicable, as nearly as may be practicable, in relation to any rights to acquire or shares of stock or securities delivered to holders in connection with such reorganization, reclassification, recapitalization, consolidation, sale or merger. Prior to the consummation of any consolidation or merger or sale of assets of the Company, the successor corporation resulting from such consolidation or merger, or the purchaser of such assets, shall agree in writing to be bound by the provisions hereof.

                 4.4 Adjustment of the Exercise Price. Upon any adjustment in the number of Warrant Shares purchasable pursuant to this Warrant as the result of the provisions of this Section 4, the Exercise Price per share shall be adjusted so that the adjusted Exercise Price shall be equal to the aggregate Exercise Price payable with respect to all Warrant Shares on the date hereof divided by the adjusted number of Warrant Shares then purchasable hereunder as determined pursuant to the provisions of this Section 4.

                 4.5 Minimum Level for Adjustments. Notwithstanding any provision to the contrary contained herein, no adjustment of the Reference Price shall be made if the amount of said adjustment shall aggregate less than three cents ($.03); provided however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall aggregate at least three cents ($.03).

                 SECTION 5.   COVENANTS OF THE COMPANY.   The Company  hereby
covenants and agrees that:

                 5.1. Reservation of Shares. The Company will reserve and set apart and have at all times, free from pre-emptive rights, a number of shares of authorized but unissued Common Stock deliverable upon the exercise of the Warrants or of any other rights or privileges provided for herein sufficient to enable it at any time to fulfill all its obligations hereunder.

                 5.2. Avoidance of Certain Actions. The Company will not, by amendment of its organizational documents or through any reorganization, transfer of assets, consolidation, merger, issue or sale of securities or otherwise, avoid or take any action which would have the effect of avoiding the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all of the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against dilution or other impairment.

                 5.3. Governmental Approvals. If any shares of Common Stock required to be reserved for the purposes of exercise of this Warrant require registration with or approval of any governmental authority under any Federal law (other than the Act) or under any state law before such shares may be issued upon exercise of this Warrant, the Company will, at its expense, as expeditiously as possible, use its best efforts to cause such shares to be duly registered or approved, as the case may be.

                 5.4. Binding on Successors. This Warrant shall be binding upon any corporation succeeding to the Company by merger, consolidation or acquisition of all or substantially all of the Company's assets.

                 SECTION 6.       SHELF REGISTRATION.

                 6.1      Right to Shelf Registration.      From and after any
exercise of this Warrant, in whole or in part, within 45 days after receipt of written notice from the Holder, the Company shall effect a Shelf Registration (the "Initial Shelf Registration") for all or a portion of the Warrant Shares which have been theretofore issued to Holder; provided, however, that (A) the number of Warrant Shares sought to be included in any Shelf Registration shall not be less than 50% of the shares of Common Stock or other securities for which the Warrant is exercisable and (B) in no event shall the Company be obligated to effect a Shelf Registration pursuant to this Section 6.1 on more than one occasion in any 12-month period. For purposes hereof, the term "Shelf Registration" means the preparation and filing with the Securities and Exchange Commission (the "SEC") of a registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Act. The registration statement for any Shelf Registration shall be on Form S-3 or another appropriate form permitting registration of such Warrant Shares for resale by each Holder in the manner or manners designated by them, including an underwritten offering, the underwriter to be mutually agreeable to the Company and the Holders. The Company shall use its best efforts to cause the Initial Shelf Registration to become effective under the Act as promptly as is practicable and to keep the Initial Shelf Registration continuously effective under the Act until the end of the Effectiveness Period. For purposes of this
Section 6, the term "Effectiveness Period" means the period commencing on the date of this Warrant and ending on the date that all Warrant Shares that have been registered are disposed of pursuant to an effective registration statement under the Act.

                 6.2      Subsequent Shelf Registration.    If the Initial
Shelf Registration or any Subsequent Shelf Registration (as defined below) ceases to be effective for any reason at any time during the Effectiveness Period (other than because all Warrant Shares shall have been sold or shall have ceased to be Warrant Shares), the Company shall use its best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within thirty days of such cessation of effectiveness amend the Shelf Registration in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional Shelf Registration covering all of the Warrant Shares included in the Initial Shelf Registration or Subsequent Shelf that ceased to be effective as described in this Section 6.2 (a

"Subsequent Shelf Registration"). If a Subsequent Shelf Registration is filed, the Company shall use all reasonable efforts to cause the Subsequent Shelf Registration to become effective as promptly as is practicable after such filing and to keep such registration statement continuously effective until the end of the Effectiveness Period.

                 6.3      Covenants of the Company.

                          (a)     The Company shall supplement and amend the
Shelf Registration if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration, if required by the Act or the SEC, or if reasonably requested by a majority of Holders or by any managing underwriter, if any, of such Warrant Shares with respect to the offer and sale or other disposition of the Warrant Shares during the Effectiveness Period.

                          (b)     From time to time, the Company shall (i)
prepare and file with the SEC a post-effective amendment to the Shelf Registration or a supplement to the related prospectus or a supplement or amendment to any document incorporated therein by reference or any other required document, so that such registration statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, so that, as thereafter delivered to purchasers of the Warrant Shares being sold thereunder, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) provide the Holders with copies of any registration statement, prospectus, document incorporated by reference therein, or such other documents filed with the SEC in such numbers as the Holders shall reasonably request; and (iii) inform the Holders that the Company has complied with its obligations and that the registration statement and related prospectus may be used for the purpose of selling all or any of such Warrant Shares (or that, if the Company has filed a post-effective amendment to the Shelf Registration which has not yet been declared effective, the Company will notify the Holders to that effect, will use its best efforts to secure the effectiveness of such post-effective amendment and will immediately so notify Holders when the amendment has become effective).

                          (c)     The Company shall cause the Warrant Shares
covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Holder to consummate the disposition of such Warrant Shares.

                          (d)     The Company shall cause all Warrant Shares
covered by the registration statement to be listed with The Nasdaq Stock Market, Inc., or on each securities exchange on which similar securities issued by the Company are then listed and, unless the same already exists, provide a transfer agent, registrar and CUSIP number for all such Warrant Shares not later than the effective date of the registration statement.

                          (e)     The Company shall enter into such customary
agreements (including an underwriting agreement in customary form, if applicable) and take all such other actions as the

Holder or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Warrant Shares pursuant to the registration statement.

                          (f)     The Company shall make available for
inspection by the Holders and any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by the Holders or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and agreements and access to properties and management and other information of the Company as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any Inspector in connection with such registration statement, provided that any Inspector shall have first executed and delivered to the Company a confidentiality agreement in customary form protecting the confidentiality of such information, except as otherwise required to be disclosed by law.

                          (g)     If the shares are to be sold in an
underwritten offering or in a private transaction involving at least forty percent (40%) of the Warrant Shares, the Company shall obtain "cold comfort" letters and updates thereof from the Company's independent public accountants and an opinion from the Company's counsel in customary form and covering such matters of the type customarily covered by "cold comfort" letters and opinion of counsel, respectively, as the Holders or managing underwriter, as the case may be, may reasonably request, and one copy of such "cold comfort" letter and opinion letter shall be provided to the Holders.

                          (h)      The Holders shall upon receipt of any notice
from the Company of the happening of any event of the kind described in Section 6.3(k), discontinue disposition of its Warrant Shares pursuant to the registration statement covering such Warrant Shares until receipt of the copies of the supplemented or amended prospectus and, if so directed by the Company, Holders will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in the Holders' possession, of the prospectus covering such Warrant Shares current at the time of receipt of such notice.

                          (i)     All fees and expenses incident to the
Company's performance of or compliance with a shelf registration requirement pursuant to this Warrant shall be borne by the Company whether or not any of the registration statements become effective, other than commissions, and underwriter's discounts, if any, and transfer taxes payable by the Holders. Such fees and expenses shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (x) with respect to filings required to be made with the National Association of Securities Dealers, Inc. and (y) of compliance with federal securities or Blue Sky laws (including, without limitation, fees and disbursements of one counsel to the Holders in connection with Blue Sky qualifications of the Warrant Shares under the laws of such jurisdictions as the managing underwriter, if any, or the Holders may designate)), (ii) printing expenses, (iii) messenger, telephone and delivery expenses, (iv) reasonable fees and disbursements of counsel for the Company and one counsel for the Holders in connection with the registration, (v) fees and disbursements of all independent certified public accountants (including the expenses of any special audit and "comfort" letters required by or incident to such performance) and (vi) the Act liability insurance obtained by the Company in its sole discretion. In addition, the Company shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the Warrant Shares on any securities exchange or the Nasdaq Stock Market, as the case may be, on which similar securities issued by the Company are then listed and the fees and expenses of any Person, including special experts, retained by the Company.
Notwithstanding the provisions of this subsection, the Holders, shall pay all registration expenses to the extent the Company is prohibited by applicable Blue Sky laws from paying for or on their behalf.

                          (j)     Blue Sky Laws.    The Company shall use its
reasonable best efforts to register or qualify the Warrant Shares under such securities or Blue Sky laws in such jurisdictions as the Holders may reasonably request; provided, however, that the Company shall not be required in connection therewith or as a condition thereof to (i) qualify or register as a foreign corporation in any such jurisdiction, (ii) execute a general or limited consent to service of process in any such jurisdiction, (iii) make any undertaking with respect to the conduct of its business, (iv) subject itself to taxation as a foreign corporation in any such jurisdiction, or (v) enter into any agreement with any state securities or "blue sky" commission or agency, including, without limitation, any agreement to escrow shares of its capital stock.

                          (k)     Delay of Offering.    If, in the reasonable
judgment of the Company, it is advisable to suspend use of the prospectus for a period of time due to pending material corporate developments or similar material events that have not yet been publicly disclosed and as to which the Company believes public disclosure will be prejudicial to the Company, the Company shall deliver a certificate in writing, signed by its Chief Executive Officer, Chief Financial Officer or General Counsel, to Holders and the managing underwriter, if any, to the effect of the foregoing and, upon receipt of such certificate, the Holders' selling period will not commence until the Holders or managing underwriter, if any, has received copies of the supplemented or amended prospectus, or until it is or they are advised in writing by the Company that the prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus. The Company will use all reasonable efforts to ensure that the use of the prospectus may be resumed, and the selling period may commence, upon the earlier of (x) public disclosure of such pending material corporate development or similar material event or (y) a determination by the Company that, in the judgment of the Company, public disclosure of such material corporate development or similar material event would not be prejudicial to the Company. Notwithstanding the foregoing, the Company shall not under any circumstances be entitled to exercise its right under this Section 6.3(k) to defer the selling period more than one time in any 12-month period or two times in any 24-month period, and the period in which a selling period is suspended shall not exceed ninety (90) days.

                          (l)     Indemnity.

                                  (i)      In the event of the registration or
qualification of any Warrant Shares pursuant to a Shelf Registration, the Company agrees to indemnify and hold harmless

Holders and each officer, partner, employee, agent and representative of Holders, each underwriter, broker or dealer, if any, of such Warrant Shares, and each other Person, if any, who controls Holders, underwriter, broker or dealer within the meaning of the Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any other applicable securities laws, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof) (collectively, the "Losses"), joint or several, to which any of them may become subject under the Act or any other applicable securities laws or otherwise, insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Warrant Shares were registered or qualified under the Act or any other applicable securities laws, any preliminary prospectus or final prospectus relating to such Warrant Shares, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation under the Act or any other applicable securities laws applicable to the Company or relating to any action or inaction required by the Company in connection with any such registration or qualification and will reimburse Holders, each officer, director, employee, agent and representative of Holders, underwriter, broker or dealer and each such controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such Loss; provided, however, that the Company will not be liable in any such case to the extent that any such Loss arises out of or is based upon an untrue statement of a material fact or omission of a material statement necessary to make the statements, in light of the circumstances under which they were made in such registration statement, such preliminary prospectus, such final prospectus or such amendment or supplement thereto, not misleading, in reliance upon and in conformity with written information furnished to the Company by Holders, or any officer, partner, employee, agent and representative thereof specifically and expressly for use in the preparation thereof, or any violation of any rule or regulation under the Securities Act or applicable securities laws, in which case such person agrees to indemnify and hold harmless the Company and its Affiliates from and against any and all Losses, joint or several, to which any of them may become subject under the Act or any other applicable securities laws or otherwise; and provided, further, that the Company shall not be liable to any Person who participates as an underwriter in the offering or sale of Warrant Shares or any other Person, if any, who controls such underwriter within the meaning of the Act, in any such case to the extent that any such Loss (or action or proceeding in respect thereof) or expense arises out of such Person's failure to send or give a copy of the prospectus, as the same may be then supplemented or amended, to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Warrant Shares to such Person if such statement or omission was corrected in such prospectus so long as such prospectus, and any amendments or supplements thereto, have been furnished to such underwriter in sufficient numbers and in a timely-manner to permit distribution thereof.

                                  (ii)     Promptly after receipt by a Person
entitled to indemnification under this Section (an "Indemnified Party") of notice of the commencement of any action or claim relating to any registration statement filed pursuant to a Shelf Registration or as to which indemnity may be sought hereunder, such Indemnified Party will, if a claim for indemnification hereunder in respect thereof is to be made against any other party hereto (an "Indemnifying Party"), give written notice to such Indemnifying Party of the commencement of such action or claim, but the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to any Indemnified Party except to the extent that the Indemnifying Party is actually prejudiced thereby. In case any such action is brought against an Indemnified Party, and it notifies an Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled (at its own expense) to participate in and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense, with counsel reasonably satisfactory to such Indemnified Party, of such action provided that the Indemnifying Party shall not settle or compromise such action, except upon the prior written consent of the Indemnified Party and, after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than the reasonable cost of investigation; provided, however, that the assumption of such defense shall not give rise in the reasonable opinion of the Indemnified Party or its counsel to any conflict. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (A) the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such suit, action, claim or proceeding, (B) the Indemnifying Party shall not have employed counsel (reasonably satisfactory to the Indemnified Party) to take charge of the defense of such action, suit, claim or proceeding, or (C) such Indemnified Party shall have reasonably concluded, based upon the advice of counsel, that there may be defenses available to it that are different from or additional to those available to the Indemnifying Party which, if the Indemnifying Party and the Indemnified Party were to be represented by the same counsel, could result in a conflict of interest for such counsel or materially prejudice the prosecution of the defenses available to such Indemnified Party. If any of the events specified in clauses (A), (B) or (C) of the preceding sentence shall have occurred or shall otherwise be applicable, then the reasonable fees and expenses of one counsel or firm of counsel selected by the Indemnified Party (and reasonably acceptable to the Indemnifying Party) shall be borne by the Indemnifying Party. If, in any such case, the Indemnified Party employs separate counsel, the Indemnifying Party shall not have the right to direct the defense of such action, suit, claim or proceeding on behalf of the Indemnified Party and the Indemnified Party shall assume such defense and/or settle or compromise such action; provided, however, that an Indemnifying Party shall not be liable for the settlement or compromise of any action, suit, claim or proceeding effected without its prior written consent, which consent shall not be unreasonably withheld.

                                  (iii)    Notwithstanding the foregoing, to
the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling.

                          (m)     Information by  the Holders      Each
Holder holding securities included in any registration shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 6.3.

                          (n)     Mergers, Etc.  The Company shall not,
directly or indirectly, enter into any merger, consolidation, or reorganization in which the Company shall not be the surviving corporation unless the proposed surviving corporation shall, prior to such merger, consolidation, or reorganization, agree in writing to assume the obligations of the Company under this Section, and for that purpose references hereunder to "Warrant Shares" shall be deemed to be references to the securities that the Holders, as the case may be, would be entitled to receive in exchange for Warrant Shares under any such merger, consolidation, or reorganization; provided, however, that the provisions of this Section shall not apply in the event of any merger, consolidation, or reorganization in which the Company is not the surviving corporation if Holders are entitled to receive in exchange for their Warrant Shares consideration consisting solely of (i) cash, (ii) securities of the acquiring corporation that may be immediately sold to the public without registration under the Act, or (iii) securities of the acquiring corporation that the acquiring corporation has agreed to register within 90 days of completion of the transaction for resale to the public pursuant to the Act.

                 SECTION 7. NOTIFICATIONS BY THE COMPANY. In case at any time:

                          (a)     the Company shall declare any dividend
payable in stock upon Common Stock or make any distribution (other than cash dividends which are not in a greater amount per share than the most recent cash dividend) to the holders of the Common Stock;

                          (b)     the Company shall propose to make an
offer for subscription pro rata to the holders of its Common Stock of any additional shares of stock of any class or other rights;

                          (c)     there shall be proposed any other transaction
of a type referred to in Section 4 hereof, and

                          (d)     there shall be proposed a voluntary or
involuntary dissolution, liquidation or winding-up of the Company;

then, in any one or more of such cases, the Company shall give written notice to the Holder of the date on which (i) the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights, or other transaction, and (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, other transaction, liquidation or winding-up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for, or receive in respect of their Common Stock, securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, other transaction, liquidation, or winding-up, as the case may be. Such written notice shall be given not less than five (5) Business days prior to the taking of the action in question.

                 SECTION 8. NOTICES. Any notice or other document required or permitted to be given or delivered to the Holder shall be delivered at, or sent by certified or registered mail to each Holder at the address listed in the stock records of the Company or to such other address as shall have been furnished to the Company in writing by such Holder. Any notice or other document required or permitted to be given or delivered to the Company shall be delivered at, or sent by certified or registered mail to, the principal office of the Company, at 100 Jeffrey Avenue, Holliston, Massachusetts 01746, Attention: William McLendon or such other name or address as shall have been furnished to the Holder by the Company.

                 SECTION 9. LIMITATION OF LIABILITY. No provision hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

                 SECTION 10. GOVERNING LAW. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to its conflicts of laws provisions.

                 SECTION 11. MISCELLANEOUS. No term of this Warrant may be amended, except with the joint written consent of the Holder and the Company. The headings in this Warrant are for purposes of reference only and shall not affect the meaning or construction of any of the provisions hereof.

                 IN WITNESS WHEREOF, Sight Resource Corporation has caused this Warrant to be signed by its duly authorized officer under its corporate seal, attested by its duly authorized officer, on the date first above written.

ATTEST:                                  SIGHT RESOURCE CORPORATION


By:                                      By:
   ---------------------                    ---------------------------------
Name:                                    Name:
     -------------------                      -------------------------------
Title:                                   Title:
      ------------------                       ------------------------------

(SEAL)

                                   ASSIGNMENT

           TO BE EXECUTED BY THE REGISTERED HOLDER IF IT DESIRES AND
                 IS PERMITTED TO TRANSFER THE WITHIN WARRANT OF

                           SIGHT RESOURCE CORPORATION

                 FOR VALUE RECEIVED____________________________ hereby sells, assigns and transfers unto ______________________ the right to purchase ___ of the number of shares of Common Stock covered by the within Warrant, and does hereby irrevocably constitute and appoint ________________ Attorney to transfer the said Warrant on the books of the Company (as defined in said Warrant) with full power of substitution.


                                           Signature:                  (SEAL)
                                                     ------------------
                                           Address:
                                                    -------------------

                                                    -------------------


Dated:
      -----------------

In the presence of:                             [Name of Institution]

                                                By:
-----------------                                  ------------------------

                                     NOTICE

                 The signature to the foregoing Assignment must correspond to the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

                              WARRANT CERTIFICATE

                    TO BE EXECUTED BY THE REGISTERED HOLDER
                IF IT DESIRES TO EXERCISE THE WITHIN WARRANT OF

                           SIGHT RESOURCE CORPORATION

                 The undersigned hereby irrevocably exercises the right to purchase shares of Common Stock obtainable by exercise of ___________ % of the within Warrant, according to the conditions thereof and herewith makes payment of the Exercise Price for such shares in full.



                                            Signature                   (SEAL)
                                                      -------------------
                                            Address:
                                                     ---------------------

                                                    ---------------------

Dated:
      ---------------------

In the presence of :                             [Name of Institution]


                                                  By:
---------------------------                          --------------------------